MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-SB of Datone, Inc., of our report dated February 1, 2008 on our audit of the financial statements of Datone, Inc. as of September 30, 2007, December 31, 2006 and December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for the nine months ended September 30, 2007, and for the years ended December 31, 2006 and December 31, 2005, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
February 1, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501